Exhibit 99.1

The St. Joe Company Reports First Quarter 2013 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 8, 2013--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the first quarter of 2013 of $(2.5) million, or $(0.03) per share, compared to a Net Loss of $(0.9) million, or $(0.01) per share for the first quarter of 2012.

Highlights for the first quarter of 2013 compared to the first quarter of 2012 include:

  Residential revenue increased 111% due primarily to an increase in the number of residential lots sold.
  Resorts, leisure and leasing revenue increased 30% generally due to higher average room rates, a greater number of homes in our vacation rental business, an earlier spring break and the full year effect of commercial leases that commenced during 2012.
  Forestry revenue increased 2% largely due to higher prices for pulp and sawtimber.
  Commercial development revenue decreased by $5.8 million primarily because the Company had a large, $5.4 million land sale in the first quarter of 2012.
  Rural land sale revenue decreased by $4.3 million because the Company did not have the benefit of the rural land sales that it had in the first quarter of last year.
  Operating and corporate expenses declined $1.0 million compared to the first quarter of 2012 primarily due to reductions in staff expense and stock compensation expense.

Park Brady, St. Joe’s Chief Executive Officer, said “Our first quarter results for Residential, Forestry and Resorts and Leisure reflect operating improvements and strengthening economic conditions. On another note, our first quarter results for land sales demonstrated that it is the nature of our businesses that revenues and profits may vary on a quarterly and yearly basis due to economic cycles and the timing of business opportunities. We are bullish on the long term business prospects for the Southeastern region of the United States and we are excited about the value that we believe is embedded in our assets. We continue to reduce fixed costs and plan for higher and better uses of our substantial land bank as we witness increasing demand for ready-to-build residential lots and timber products.”

FINANCIAL DATA ($ in millions except shares and per share amounts) Consolidated Results

	Quarter Ended March 31,
	2013	2012
Revenues:
Real estate sales	$8.1	$14.1
Resort, leisure and leasing revenues	9.0	6.9
Timber sales	9.7	9.5
Total	$26.8	$30.5
Expenses:
Cost of real estate sales	5.1	7.7
Cost of resort, leisure and operating revenues	8.3	7.5
Cost of timber sales	6.0	6.3
Other operating expenses	2.9	3.8
Corporate expenses	4.4	4.5
Depreciation, depletion and amortization	2.3	2.3
Total	$29.0	$32.1
Operating loss	(2.2)	(1.6)
Other (expense) income	(0.3)	1.3
Loss from operations before equity in loss from unconsolidated affiliates and income taxes	(2.5)	(0.3)
Equity in loss from unconsolidated affiliates	--	--
Income tax expense	--	(0.6)
Net loss	$(2.5)	$(0.9)
Net loss per share	$(0.03)	$(0.01)
Weighted average shares outstanding	92,284,265	92,265,059

Revenues by Segment

	Quarter Ended March 31,
	2013	2012
Revenues:
Real estate sales
Residential	$7.9	$3.8
Commercial	0.2	6.0
Rural land	--	4.3
Total real estate sales	$8.1	$14.1
Resort, leisure and leasing revenues	9.0	6.9
Timber sales	9.7	9.5
T Total revenues	$26.8	$30.5

Summary Balance Sheet

	March 31, 2013	Dec. 31, 2012
Assets
Investment in real estate	$370.9	$370.6
Cash and cash equivalents	168.7	166.0
Notes receivable, net	5.1	4.0
Pledged treasury securities	26.7	26.8
Prepaid pension asset	33.4	33.4
Property and equipment, net	12.1	12.1
Deferred tax asset	12.0	12.0
Other assets	22.4	20.6
Total assets	$651.3	$645.5

Liabilities and Equity
Debt	$35.8	$36.1
Accounts payable, accrued liabilities and deferred credits	64.9	57.1
Total liabilities	$100.7	$93.2
Total equity	550.6	552.3
Total liabilities and equity	$651.3	$645.5

Debt Schedule

	March 31, 2013	Dec. 31, 2012
In substance defeased debt	$26.7	$26.8
Community Development District debt	9.1	9.3
Total debt	$35.8	$36.1

Other Operating and Corporate Expenses

	Quarter Ended March 31,
	2013	2012
Employee costs	$3.2	$3.6
Non-cash stock compensation costs	--	0.5
Property taxes and insurance	1.9	2.0
Professional fees	1.2	1.1
Marketing and homeowner association costs	0.4	0.4
Occupancy, repairs and maintenance	0.2	0.3
Other	0.4	0.4
Total other operating and corporate expense	$7.3	$8.3

Additional Information

Additional information with respect to the Company’s results for the first quarter of 2013 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding: (i) the business prospects for the Southeastern region of the United States, including demand for ready-to-build residential lots and timber products; (ii) the value that is embedded in the Company’s assets; and (iii) the Company’s intent to explore higher and better uses of its land bank. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2013. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities; (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; and (4) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 567,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2013, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor/Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com